Exhibit 1.2

(Translation)

SHARE HANDLING REGULATIONS

CHAPTER I    GENERAL PROVISIONS

Article 1 (Purpose)

These Regulations provide handling and fees concerning shares of the Company pursuant to Article 9 of the Articles of Incorporation; provided, however, that the handling with respect to the beneficial shareholders shall be governed by the provisions prescribed by Japan Securities Depository Center, Inc. (hereinafter referred to as the “JASDEC”) in addition to these Regulations.

Article 2 (Transfer Agent)

The transfer agent of the Company and its handling office, handling place and liaison offices shall be as follows:

(1)	Transfer Agent:	The UFJ Trust and Banking Co., Limited 4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(2)	Handling Office:	The UFJ Trust and Banking Co., Limited Stock Transfer Agency Division 4-3 Marunouchi 1-chome, Chiyoda-ku, Tokyo

(3)	Handling Place:	The UFJ Trust and Banking Co., Limited Stock Transfer Agency Division 10-11 Minamisuna 7-chome, Koto-ku, Tokyo

(4)	Liaison Offices:	Each and every branch office in Japan of The UFJ Trust and Banking Co., Limited

Article 3 (Denominations of Share Certificates)

1.	All the share certificates to be issued by the Company shall be in two (2) denominations of five hundred (500) and five thousand (5,000).
2.	Notwithstanding the preceding paragraph, relating the shares in the name of the JASDEC, the share certificates stating the number of shares other than the that provided for in the preceding paragraph may be issued upon request by the JASDEC.

Article 4 (Procedures of Application, Notice or Request, etc.)

Application, notice or request, etc. with respect to the matters relating to the shares of the Company shall be brought to the transfer agent.

Article 5 (Form of Application, Notice or Request)

1.	Application, notice or request under the preceding Article shall be made in such form prescribed by the Company which shall bear the seal impression notified pursuant to Article 14.
2.	When any application, notice or request hereunder is made by a proxy, such proxy shall submit a power of attorney and when it requires approval by a guardian or an assistant, a document evidencing such approval shall be submitted.

CHAPTER II    REGISTRATION OF TRANSFER

Article 6 (Registration of Transfer)

1.	In order to apply for registration of transfer of shares, a written application shall be submitted together with the share certificates concerned to the transfer agent.
2.	In order to apply for registration of transfer of shares obtained due to any cause other than an assignment, a document evidencing such transfer shall be submitted upon request by the Company.
3.	When it is possible to consolidate fractional unit shares submitted for registration of stock transfer into a full unit, such consolidation shall take place unless otherwise directed by the person applying for such registration of stock transfer.

Article 7 (Registration of Transfer of Shares Where Special Procedures are Required by Laws and Ordinances)

In order to apply for registration of transfer of shares which requires special procedures under laws and ordinances, a written application shall be submitted together with the share certificates concerned as well as a document evidencing completion of such special procedures.

CHAPTER III    REGISTER OF BENEFICIAL SHAREHOLDERS

Article 8 (Entry into Register of Beneficial Shareholders)

The entry into the register of beneficial shareholders shall be made pursuant to the notice regarding the beneficial shareholders given by the JASDEC and the beneficial shareholders’ card prescribed by the JASDEC.

Article 9 (Collective Names of Shareholders)

If a shareholder entered in the register of shareholders is determined to be the same person as a beneficial shareholder entered in the register of beneficial shareholders, the number of shares in the register of shareholders and that in the register of beneficial shareholders shall be aggregated.

CHAPTER IV    PLEDGE AND TRUST PROPERTY

Article 10 (Registration or Cancellation of Pledge)

In order to request for registration, alteration or cancellation of pledge with respect to shares, a written request jointly signed by the pledger and the pledgee shall be submitted together with the share certificates concerned.

Article 11 (Indication or Cancellation of Trust Property)

In order to request for indication or cancellation of trust property with respect to shares, the trustor or the trustee shall submit a written application together with the share certificates concerned. Request for cancellation may also be made by a beneficiary.

CHAPTER V    NON-POSSESSION OF SHARE CERTIFICATES

Article 12 (Request for Non-Possession of Share Certificates)

When a shareholder requests non-possession of share certificates, a written application shall be submitted together with the share certificates concerned; provided, however, that submission thereof shall not be required if no share certificate has been issued.

Article 13 (Request for Issuance of Share Certificates Placed in Non-Possession Status)

When a shareholder who previously requested non-possession of share certificates subsequently requests for issuance or restitution of the share certificates, a written application shall be submitted; provided, however, that if the Company determined to treat the share certificates applied for non-possession status under non-issuable status, the shareholder cannot request for issuance of certificates of shares less than one unit.

CHAPTER VI    NOTIFICATION

Article 14 (Notification of Address, Name and Seal Impression by Shareholders, Beneficial Shareholders, etc.)

1.	Shareholders, beneficial shareholders and registered pledgees or their legal representatives shall notify their addresses, names and seal impressions; provided,

however, that foreign individuals may substitute their signature for seal impressions.
2.	Any change in the matters notified under the preceding paragraph shall be reported.

Article 15 (Notification by Shareholders, etc. Residing Abroad)

1.	Shareholders, beneficial shareholders and registered pledgees or their legal representatives residing abroad shall, in addition to the procedures provided in the preceding Article, appoint their standing proxies or determine their mailing addresses to receive notice in Japan and notify the same.
2.	The provisions of the preceding Article shall apply mutatis mutandis to standing proxies.

Article 16 (Representative of Juridical Person)

1.	In case a shareholder or beneficial shareholder is a juridical person, one (1) representative shall be notified to the Company.
2.	In case the representative is changed, a written notice shall be submitted together with a certified extract copy of the commercial register.
3.	The provision of paragraph 1 shall apply mutatis mutandis to a shareholder or beneficial shareholder who is an organization without capacity to enjoy rights. The same shall apply when the representative is changed.

Article 17 (Representative of Joint Shareholders)

Shareholders or beneficial shareholders who jointly own shares shall appoint one (1) representative among themselves and notify the same to the Company in a form jointly signed by all the joint shareholders. The same shall apply when the representative is changed.

Article 18 (Change of Family Name, Given Name or Trade Name, etc.)

In case of changes in the indications in the register of shareholders, register of beneficial shareholders or share certificates for any of the following reasons, a written application shall be submitted together with the share certificates concerned as well as a document evidencing such change; provided, however, that submission of share certificates shall not be required if the share certificates have not been issued.

(1)	Change of family name or given name;
(2)	Appointment, change or dismissal of a person in parental authority, a guardian or any other legal representative;
(3)	Change of trade name or corporate name; or

(4)	Change in the organization of juridical person.

Article 19 (Method of Notification by Beneficial Shareholders)

In case a beneficial shareholder makes any notification provided for in this Chapter, such notification shall be given through a participant of the JASDEC (hereinafter referred to as the “Participant”) except for notification of change of the registered seal impression.

CHAPTER VII    REISSUE OF SHARE CERTIFICATES

Article 20 (Reissue due to Subdivision or Consolidation)

In order to request for issuance of new share certificates due to subdivision or consolidation of share certificates, a written application shall be submitted together with the share certificates concerned.

Article 21 (Reissue due to Mutilation or Destruction)

In order to request for reissue of new share certificates due to mutilation or destruction of share certificates, a written application shall be submitted together with the share certificates concerned; provided, however, that the provisions of the CHAPTER VIII shall apply when it is difficult to identify such share certificates.

CHAPTER VIII    REISSUE OF SHARE CERTIFICATES DUE TO LOSS

Article 22 (Application or Cancellation of Registration of Loss of Share Certificates)

1.	In order to apply for registration of the loss of share certificates, a written application shall be submitted together with a document evidencing the acquisition of the share certificates concerned, a document evidencing the loss thereof and an identification card; provided, however, that, the document evidencing the acquisition of the share certificates concerned and the identification card shall not be required if shareholders of the lost share certificates applies for such registration.
2.	When registrants of the loss of share certificates cancel registration provided for in the preceding paragraph, a written application shall be submitted.

Article 23 (Objection against Registration of Loss of Share Certificates)

In order to apply for objection against registration of the loss of share certificates, a written application shall be submitted together with the share certificates concerned and an identification card; provided, however, the identification card shall not be submitted if shareholders apply for such objection against registration of the loss of share certificates.

Article 24 (Forfeiture and Re-issuance of Share Certificates)

1.	Share certificates registered as the lost share certificates shall forfeit the rights on the day after one (1) year from the day following the registration of the loss of share certificates concerned except for the case of application provided for in Article 22, paragraph 2 or Article 23, or the case provided for in Article 230-7, paragraph 2 of the Commercial Code.
2.	In order to request for re-issuance of share certificates that forfeited the right, a written application shall be submitted.

Article 25 (Application of Notification)

When registrants of the loss of share certificates amend items mentioned or recorded in the register of the loss of share certificates, the provisions of Article 14 through 19 shall apply mutatis matandis.

CHAPTER IX    PURCHASE OF SHARES LESS THAN ONE UNIT

Article 26 (Request for Purchase of Shares less than One Unit)

1.	In order to request for purchase of fractional unit shares, a written application shall be submitted.
2.	When a beneficial shareholder makes the above request, a written application shall be submitted through the Participant and the JASDEC.

Article 27 (Determination of Purchase Price)

The purchase price of fractional unit shares shall be an amount equal to the sales price per share of the Company quoted by the Tokyo Stock Exchange on the day on which the application of request for purchase is delivered to the handling office or any of the liaison offices of the transfer agent set out in Article 2 (or, if the sales price is not available on such day or if such day is not an operating day of the Tokyo Stock Exchange, then the first sales price available thereafter), multiplied by the number of shares requested for purchase.

Article 28 (Payment of Purchase Price)

1.	The Company shall pay the purchase price calculated pursuant to the preceding Article to the requesting person within four (4) business days starting from the day on which the purchase price is determined or the request for purchase reaches the handling office set out in Article 2, whichever is the later; provided, however, that in the event that the request is delivered to any liaison office set out in Article 2, the Company shall pay the purchase price within seven (7) business days starting from the day on which the purchase price is determined or the request for purchase reaches the liaison office, whichever is the later.
2.	Notwithstanding the preceding paragraph, if purchase price reflects the right to receive dividends (including interim dividends), stock split or the right to subscribe for new shares, the payment shall be made not later than the record date or the allotment date, and if purchase price does not reflect the right to receive dividends (including interim dividends), stock split or the right to subscribe for new shares, the payment shall be made on or later than the day immediately following the record date or the allotment date.

CHAPTER X    HANDLING FEE

Article 29 (Handling Fee)

The handling fees receivable by the Company in relation to the handling of shares shall be free except the following case;

Application of registration of the loss of share certificates provided for Article 22

(Application or Cancellation of Registration of Loss of Share Certificates)

One ten thousand yen (JPY10,000) per case;

Five hundred yen (JPY500) per sheet.

SUPPLEMENTARY PROVISIONS

1.	Amendment to these Regulations shall be made by resolution of the Board of Directors.
2.	These Regulations shall become effective as of April 21, 2003.